Exhibit (h)(4)(ii)

NEUBERGER BERMAN ALTERNATIVE FUNDS

INSTITUTIONAL CLASS
ADMINISTRATION AGREEMENT

SCHEDULE A

The Institutional Class of the Series of Neuberger Berman Alternative Funds currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund

Neuberger Berman Long Short Fund

Neuberger Berman U.S. Equity Index PutWrite Strategy Fund

Date: February 11, 2023

NEUBERGER BERMAN ALTERNATIVE FUNDS

INSTITUTIONAL CLASS

ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Alternative Funds Institutional Class Administration Agreement shall be:

(1)	For the services provided to the Institutional Class of a Series and its shareholders (including amounts paid to third parties), 0.15% per annum of the average daily net assets of the Institutional Class of said Series; plus in each case

(2)	Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: July 1, 2017